UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2017

CLS HOLDINGS USA, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-174705	45-1352286
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11767 South Dixie Highway, Suite 115
Miami, Florida	33156
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888) 438-9132

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01          Entry into a Material Definitive Agreement.

On March 18, 2016, CLS Holdings USA, Inc. (“we,” “us,” “our,” or “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Old Main Capital, LLC (“Old Main”), whereby Old Main agreed to purchase an aggregate of up to $555,555 in principal amount of original issue discount 10% convertible promissory notes (the “10% Notes”).  On March 18, 2016, we also executed an 8% convertible promissory note (the "8% Note") in favor of Old Main as a commitment fee for Old Main's agreement to provide us with an equity line financing. Finally, on March 18, 2016, we entered into a registration rights agreement (the "Registration Rights Agreement") with Old Main, whereby we agreed to register, among other things, the resale of the shares of our common stock underlying the 10% Notes and the 8% Note (the 10% Notes, 8% Note and Registration Rights Agreement are collectively referred to as the "Agreements").

On October 6, 2016, we entered into an Amendment to Agreements, which agreement (the "First Amendment") amended the Agreements in certain respects.  Pursuant to the First Amendment, among other things, the interest rate on the 10% Notes was increased to 15% effective August 1, 2016, the aggregate amount of 10% Notes to be issued under the Purchase Agreement was reduced from $555,555 to $333,333 in principal amount, we were no longer obligated to register the resale of the shares of common stock underlying the 10% Notes and the 8% Note (collectively, the “Notes”), the amortization schedules for the Notes was deferred effective as of September 1, 2016, and Old Main was prohibited from delivering a notice of conversion under either the 10% Notes or the 8% Note at any time after its receipt from us of a "put notice" under the Equity Purchase Agreement (which we entered into with Old Main on April 18, 2016) until the first trading day immediately following the closing associated with the respective "put notice."

On November 28, 2016, we entered into Amendment #2 to the Convertible  Promissory Notes issued on March 18, April 22 and May 27, 2016 (the "Second Amendment") to amend the Agreements, as amended by the First Amendment, in certain respects.  Pursuant to the Second Amendment, among other things, the Notes were converted from installment notes to "balloon" notes, with all principal and interest on the 10% Notes due on September 18, 2017 and all principal and interest on the 8% Note due on March 18, 2017; the outstanding principal balances of 10% Notes were increased by 10%; the fixed conversion prices associated with the Notes  were changed to variable conversion prices equal to the lesser of the prior fixed conversion price or 75% of the lowest VWAP in the fifteen trading days ending on the trading day immediately prior to the conversion date; our ability to repay the Notes with our common stock was deleted except pursuant to a voluntary conversion by Old Main; and Old Main was prohibited from selling, per trading day, an amount of our common stock in excess of the greater of $5,000 or 25% of the average number of shares of common stock sold per day for the five trading days preceding the day of sale multiplied by the average daily VWAP during the immediately preceding 5-trading day period.

On March 27, 2017, we entered into Amendment #3 to the Convertible  Promissory Notes issued on March 18, April 22 and May 27, 2016 (the "Third Amendment") to further amend the Agreements, as amended by the First Amendment and Second Amendment, in certain respects. In the Third Amendment, we agreed to (i) prepay all amounts due under the 10% Notes on or before April 1, 2017, which amount was agreed to be $372,669.95 (the "Settlement Amount"), and (ii) to increase the outstanding amount due under the 8% Note as of the date hereof by 5%.  In exchange for doing so, Old Main agreed to extend the maturity of the 8% Note until July 1, 2017 and to suspend conversions under the 8% Note until July 1, 2017. If we fail to pay the Settlement Amount on or before April 1, 2017, Old Main has the right to declare the Third Amendment null and void.

On July 6, 2017, we entered into Amendment #4 to Convertible Promissory Note Issued on March 18, 2016 (the “Fourth Amendment”) to further amend the terms of the 8% Note, which is the only Note that remains outstanding.  Pursuant to the Fourth Amendment, the maturity date of the 8% Note was extended to July 15, 2017 and the outstanding balance of the 8% Note as of June 30, 2017 was increased by multiplying it by 1.075.  The Fourth Amendment was effective on June 30, 2017.

On August 23, 2017, we entered into Amendment #5 to Convertible Promissory Note Issued on March 18, 2016 (the “Fifth Amendment”) to further amend the terms of the 8% Note.  Pursuant to the Fifth Amendment, the maturity of the 8% Note was extended to September 15, 2017.  The outstanding balance remained unchanged.  The Fifth Amendment was effective on July 15, 2017.

Item 9.01          Financial Statements and Exhibits

 (d)          Exhibits.

Exhibit No.	Description of Exhibit
10.1	Amendment #5 to Convertible Promissory Note Issued on March 18, 2016, effective July 15, 2017, by and between CLS Holdings USA, Inc. and Old Main Capital, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLS HOLDINGS USA, INC.

Date: August 24, 2017	By: /s/ Jeffrey I. Binder
Jeffrey I. Binder Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amendment #5 to Convertible Promissory Note Issued on March 18, 2016, effective July 15, 2017, by and between CLS Holdings USA, Inc. and Old Main Capital, LLC.